Exhibit 1.1

KongZhong Corporation to Have Exclusive Use of Material from Film “Kung Fu Hustle”

Beijing, China, November 10, 2004 — KongZhong Corporation (Nasdaq : KONG), a leading provider of advanced second generation (2.5G) wireless value-added services in China, today announced that it has signed an agreement with the China Film Group to be the exclusive wireless value-added service provider in China in connection with the forthcoming film “Kung Fu Hustle.”

The film, directed by and starring Mr. Stephen Chow and financed by Columbia Pictures, tells the story of a small-time thief, Sing, amidst the chaos of pre-revolutionary China. Sing aspires to be a member of the sophisticated and ruthless Axe Gang whose underworld activities overshadow the city where the gang is based. Stumbling across a crowded apartment complex known as “Pig Sty Alley,” Sing attempts to extort money from one of the residents, but the residents are not who they appear to be. Sing’s comical attempts at intimidation inadvertently attract the Axe Gang into the fray, setting off a chain of events that brings the two disparate worlds face-to-face.

The film’s executive producer Bill Borden describes “Kung Fu Hustle” as a catalogue of kung fu movie fighting styles. “At the beginning of the movie it’s more 1970’s; the Bruce Lee style, then it moves to the 1980’s; a more acrobatic Jackie Chan style. And in the final scene, there’s more of a ‘Matrix’ style where special effects come in. The movie recognizes where the martial arts films came from, where they are currently at, and where they are going in terms of film making.”

The film’s action scenes are choreographed by Yuen Wo Ping, whose recent work included “Crouching Tiger, Hidden Dragon,” “The Matrix,” “The Matrix: Reloaded,” “The Matrix: Revolutions,” “Kill Bill,” and “Kill Bill 2.”

“Kung Fu Hustle” is scheduled to open in theatres in China on December 23, 2004. KongZhong plans to incorporate video clips, stage photos, posters, music, dialogues, and sound effects from this film into the Company’s wireless product and service offerings across the networks of China Mobile, China Netcom, China Telecom, and China Unicom.

About the Company:

KongZhong Corporation is a leading provider of advanced second generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services, through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator’s portal or web site.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding our new products and services. These statements involve risks and uncertainties and our actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, any uncertainties associated with the timing and manner of the marketing and release of the film “Kung Fu Hustle” and the reception of the film by audiences in China; challenges in and timing of the implementation of our products and services associated with the film “Kung Fu Hustle” and the level of consumer demand for these products and services; the state of our relationship with the China Film Group; continued competitive pressures in China’s wireless interactive services market; unpredictable changes in technology and consumer demand in this market; the state of our relationship with China’s mobile operators; our dependence on the substance and timing or the billing systems of mobile operators for our performance; and changes in our operating environment, the character and effects of which are difficult to predict. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

Contact:
Richard Wei
Chief Financial Officer
Tel.: +86 10 8857 6000
Fax: +86 10 8857 5891
E-mail: ir@kongzhong.com
Skype ID: richard.wei